EXHIBIT 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of  Wink Communications, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Wink Communications, Inc. and its subsidiary (the “Company”) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 8, 2002

WINK COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$20,513	$22,093
Short-term investments	57,434	98,907
Accounts receivable—related parties, net	2,220	3,353
Accounts receivable—third parties, net	413	622
Prepaid expenses and other current assets	2,144	2,361

Total current assets	82,724	127,336
Property and equipment, net	2,090	4,638
Deferred charges and other assets—related parties	287	9,973
Deferred charges and other assets—third parties	1,292	4,513

	$86,393	$146,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,237	$1,500
Accrued liabilities	4,353	4,139
Due to related parties	14,081	10,060
Deferred revenue—related parties	519	2,065
Deferred revenue—third parties	679	1,146

Total current liabilities	20,869	18,910

Commitments and contingencies (Notes 4 and 8)

Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value; 100,000 shares authorized; 31,205 and 31,102 shares issued and outstanding	31	31
Additional paid-in capital	267,022	263,439
Stockholders’ notes receivable	(1,291)	(2,499)
Unearned compensation	(3,064)	(52,306)
Accumulated deficit	(197,327)	(82,788)
Accumulated other comprehensive income	153	1,673

Total stockholders’ equity	65,524	127,550

	$86,393	$146,460

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2001	2000	1999
	(In thousands, except per share amounts)
Revenues:
Licenses—related parties	$143	$445	$488
Licenses—third parties	987	1,090	602
Services—related parties	4,747	2,805	356
Services—third parties	1,037	4	155

Total revenues	6,914	4,344	1,601

Costs and expenses:
Revenue sharing and launch fees—related parties	34,698	8,963	2,146
Revenue sharing and launch fees—third parties	890	345	1,259
Sales and marketing—related parties	2,070	1,750	—
Sales and marketing—third parties	8,088	8,352	5,648
Operating	10,087	8,752	6,146
Product development	8,783	11,098	5,317
General and administrative	5,283	6,534	4,657
Impairment charge—related parties	52,494	—	—
Impairment charge—third parties	2,801	—	—

Total costs and expenses	125,194	45,794	25,173

Loss from operations	(118,280)	(41,450)	(23,572)
Interest and other income, net	3,741	8,167	5,435
Interest expense	—	(22)	(87)

Net loss	$(114,539)	$(33,305)	$(18,224)

Net loss per share:
Basic and diluted	$(3.68)	$(1.09)	$(1.06)

Weighted average shares used in computing both basic and diluted net loss per share	31,147	30,425	17,150

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stockholder Notes Receivable	Unearned Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Loss
	Shares	Amount	Shares	Amount
	(In thousands)
Balance at December 31, 1998	7,806	$8	10,517	$11	$51,890	$(1,046)	$(479)	$(31,259)	$—	$19,125	$(14,036)
Issuance of Series D Convertible Preferred Stock, net	3,698	4	—	—	44,318	—	—	—	—	44,322	—
Issuance of Series D Convertible Preferred Stock upon conversion of note payable	1,260	1	—	—	15,119	—	—	—	—	15,120	—
Issuance of Common Stock in initial public offering, net of issuance costs of $1,049	—	—	5,263	5	77,252	—	—	—	—	77,257	—
Conversion of Series A, Series B, Series C, and Series D Convertible Preferred Stock in conjunction with the initial public offering	(12,764)	(13)	12,764	13	—	—	—	—	—	—	—
Issuance of Common Stock under stock option plan	—	—	466	—	618	—	—	—	—	618	—
Issuance of warrants for services	—	—	—	—	6,763	—	(4,050)	—	—	2,713	—
Exercise of Common Stock warrants	—	—	879	1	5,652	—	—	—	—	5,653	—
Repurchase of Common Stock and cancellation of related stockholder note receivable	—	—	(122)	—	(245)	245	—	—	—	—	—
Issuance of Common Stock for stockholder note receivable	—	—	250	—	2,000	(2,000)	—	—	—	—	—
Contribution of Company Common Stock by a principal stockholder	—	—	(50)	—	—	—	—	—	—	—	—
Issuance of Common Stock for employee bonuses	—	—	50	—	600	—	—	—	—	600	—
Repayment of stockholder note receivable	—	—	—	—	—	52	—	—	—	52	—
Unearned compensation	—	—	—	—	6,634	—	(6,634)	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	1,705	—	—	1,705	—
Net loss	—	—	—	—	—	—	—	(18,224)	—	(18,224)	(18,224)
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	478	478	478

Balance at December 31, 1999	—	—	30,017	30	210,601	(2,749)	(9,458)	(49,483)	478	149,419	(17,746)
Issuance of Common Stock under stock option and purchase plans	—	—	1,083	1	3,430	—	—	—	—	3,431	—
Issuance of warrants for services	—	—	—	—	49,386	—	(49,164)	—	—	222	—
Issuance of Common Stock for services	—	—	2	—	22	—	—	—	—	22	—
Repayment of stockholder note receivable	—	—	—	—	—	250	—	—	—	250	—
Amortization of unearned compensation	—	—	—	—	—	—	6,316	—	—	6,316	—
Net loss	—	—	—	—	—	—	—	(33,305)	—	(33,305)	(33,305)
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	1,195	1,195	1,195

Balance at December 31, 2000	—	—	31,102	31	263,439	(2,499)	(52,306)	(82,788)	1,673	127,550	(32,110)
Issuance of Common Stock under stock option and purchase plans	—	—	184	—	546	—	—	—	—	546	—
Issuance of warrants for services	—	—	—	—	4,264	—	(4,264)	—	—	—	—
Issuance of Common Stock for services	—	—	70	—	585	—	(585)	—	—	—	—
Repurchase of Common Stock and cancellation of related stockholder note receivable	—	—	(151)	—	(1,812)	1,208	604	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	13,859	—	—	13,859	—
Impairment related to warrants to distribution partners	—	—	—	—	—	—	39,628	—	—	39,628	—
Net loss	—	—	—	—	—	—	—	(114,539)	—	(114,539)	(114,539)
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	(1,520)	(1,520)	(1,520)

Balance at December 31, 2001	—	$—	31,205	$31	$267,022	$(1,291)	$(3,064)	$(197,327)	$153	$65,524	$(116,059)

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Cash flows from operating activities:
Net loss	$(114,539)	$(33,305)	$(18,224)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,351	1,741	1,004
Amortization of launch fees	7,877	1,114	—
Stock-based compensation expense	13,859	6,538	5,018
Allowance for (recovery of) doubtful accounts	(50)	100	30
Impairment charge	55,295	—	—
Loss on equity investment	2,892	179	—
Changes in assets and liabilities:
Accounts receivable—related parties	1,213	(3,372)	(9)
Accounts receivable—third parties	179	(213)	(272)
Prepaid expenses and other current assets	217	(449)	(1,611)
Deferred charges and other assets—related parties	(5,986)	(9,587)	(1,386)
Deferred charges and other assets—third parties	(5,189)	(251)	1
Accounts payable	(263)	(570)	1,075
Accrued liabilities	214	1,904	992
Due to related parties	4,021	9,659	401
Deferred revenue—related parties	(1,546)	1,865	(471)
Deferred revenue—third parties	(467)	27	—

Net cash used in operating activities	(39,922)	(24,620)	(13,452)

Cash flows from investing activities:
Sales (purchases) of short-term investments	39,953	(6,532)	(86,248)
Purchases of private equity securities	—	(4,271)	—
Purchases of property and equipment	(2,157)	(3,841)	(1,780)

Net cash provided by (used in) investing activities	37,796	(14,644)	(88,028)

Cash flows from financing activities:
Proceeds from Preferred Stock issuance, net	—	—	44,322
Proceeds from sales of Common Stock	—	—	77,257
Repayment of stockholder note receivable	—	250	52
Proceeds from issuance of convertible promissory note—related party	—	—	15,120
Proceeds from issuance of Common Stock under purchase plan and exercise of warrants and options	546	3,430	6,271
Principal payments on capital lease obligations	—	(355)	(402)

Net cash provided by financing activities	546	3,325	142,620

Net increase (decrease) in cash and cash equivalents	(1,580)	(35,939)	41,140

Cash and cash equivalents at beginning of year	22,093	58,032	16,892

Cash and cash equivalents at end of year	$20,513	$22,093	$58,032

Supplemental cash flow information:
Cash paid for interest	$—	$22	$87

Supplemental non-cash investing and financing activities:
Common Stock issued for stockholder note receivable	$—	$—	$2,000

Conversion of convertible promissory note to Convertible Preferred Stock	$—	$—	$15,120

Conversion of Convertible Preferred Stock to Common Stock	$—	$—	$105,012
Repurchase of Common Stock and cancellation of related stockholder note receivable	$1,208	$—	$245

Issuance of warrants for services	$4,264	$49,386	$6,763

Common Stock issued for services	$585	$22	$—

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—The Company and Summary of Significant Accounting Policies

The Company

Wink Communications, Inc. (the “Company”) was incorporated in California on October 7, 1994 and reincorporated in Delaware on August 12, 1999. The Company offers an enhanced television broadcasting system that adds interactivity and electronic commerce opportunities to traditional television programming and advertising.

The Company has determined that it operates in only one geographic area, the United States, and one operating segment by which the chief operating decision-maker evaluates performance and allocates resources.

The Company has incurred losses from operations since inception and has an accumulated deficit of $197.3 million. However, the Company believes that, with the decrease in obligations to certain distribution partners (see Note 11—Subsequent Events), the existing cash, cash equivalents and short-term investments are sufficient to meet its anticipated business requirements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wink Japan, Inc. All intercompany transactions and balances have been eliminated in consolidation. The assets, liabilities, revenues and expenses of Wink Japan, Inc. are immaterial to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year balances have been reclassified to conform with the current year presentation.

Cash, Cash Equivalents and Short-Term Investments

Cash and cash equivalents represent cash and highly liquid investments with an original maturity of three months or less at the date of purchase.

The Company classifies its investments in marketable securities as available-for-sale. Accordingly, these investments are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The Company recognizes gains and losses when securities are sold using the specific identification method. For the years ended December 31, 2001, 2000 and 1999, the Company did not recognize any material realized gains or losses upon the sale of securities.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, cash, cash equivalents and short-term investments consist of the following (in thousands):

	Cost	Unrealized Gain	Estimated Fair Value
Cash and cash equivalents:
Cash	$3,092	$—	$3,092
Money market funds	12,435	—	12,435
Corporate debt securities	4,986	—	4,986

	$20,513	$—	$20,513

Short-term investments:
Government bonds and notes	$53,371	$90	$53,461
Corporate debt securities	3,910	63	3,973

	$57,281	$153	$57,434

At December 31, 2000, cash, cash equivalents and short-term investments consist of the following (in thousands):

	Cost	Unrealized Gain	Estimated Fair Value
Cash and cash equivalents:
Cash	$1,274	$—	$1,274
Money market funds	1,856	—	1,856
Corporate debt securities	18,806	157	18,963

	$21,936	$157	$22,093

Short-term investments:
Government bonds and notes	$46,132	$396	$46,528
Corporate debt securities	51,259	1,120	52,379

	$97,391	$1,516	$98,907

Property and Equipment

Property and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, typically three years. Purchased internal-use software consists primarily of amounts paid to third parties for software applications that support the Wink Response Network and the Company’s information systems. Purchased internal-use software is depreciated over its useful life, generally three years.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the strategy for the overall business, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period, and the Company’s market capitalization relative to net book value. Recoverability of an asset is measured by comparison of its net book value to the future undiscounted cash flows that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value or the present value of projected net cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model.

Revenue Recognition

License revenue is derived from the Wink Engine software, Wink Studio software and Wink Broadcast Server software. The Company recognizes software license revenues relating to the Wink Engine on a ”sell-through” basis upon notification of shipment of Wink-enabled products by the original equipment manufacturer. License fees from Wink Studio and Wink Broadcast Server software are recognized over the term of the agreement with the programmer or the cable or satellite system operator, ranging from one to five years, based upon the applicable monthly subscription fee.

During 2000 and 1999, most of the agreements with advertisers provided for a flat fee to be paid up front in exchange for the right to receive the Wink Studio software license, a limited number of customized interactive applications and response transaction reports during a limited period of time. These fees were recognized ratably over the life of the agreement, generally six to twelve months. Beginning in 2000, the Company has entered into numerous agreements with advertisers, merchants and cable programmers that provide for a fee based on response transactions generated by television viewers. Revenue under such agreements is recognized at the time TV viewers’ response data is routed to the customer. Through December 31, 2001, transaction fee revenue has been insignificant.

Revenue from development of customized interactive applications for television programs and virtual channels is generally recognized over the life of the contract when the contract includes an ongoing obligation to process response transactions and provide other service.

Service revenue is derived from non-recurring and consulting engineering services under agreements to port the Wink Engine software to various televisions and set-top terminals, and service fees relating to software installation and post-contract customer support. Non-recurring and consulting engineering services are recognized using the percentage-of-completion method, using labor hours as a measure of progress towards completion. Fees from installation services and post-contract customer support fees are recognized ratably over the term of the software license agreement.

Sales to Significant Customers

During the years ended December 31, 2001, 2000 and 1999, sales to customers comprising 10 percent or more of the Company’s total revenues for the periods indicated were as follows:

	Year Ended December 31,
Customer	2001	2000	1999
A—related party	55%	24%	—
B—related party	—	21%	—
C—related party	—	17%	—
D—related party	—	—	25%
E—related party	—	—	16%

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The Company’s financial instruments, including accounts receivable and accounts payable but excluding cash and cash equivalents, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable, which are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with financial institutions that management believes are credit worthy and by placing its short-term investments in corporate commercial paper issues, government and agency treasuries, and short-term asset-backed obligations of various entities. Concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the assessed credit quality of the customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers’ financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date. At December 31, 2001, one related party customer accounted for 17% of the accounts receivable balance. At December 31, 2001 and 2000, one related party customer accounted for 48% and 70% of the accounts receivable balance, respectively.

Software Development Costs

Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established through the development of a working model. After establishing technological feasibility, additional development costs incurred through the date the product is available for general release would be capitalized and amortized over the estimated product life. No costs have been capitalized to date, as the effect on the financial statements for all periods presented is immaterial.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2001, 2000 and 1999 totaled $3,061,000, $3,360,000 and $996,000, respectively (see also Note 4—Related Party Transactions).

Distribution Costs

The Company has entered into a number of distribution agreements with cable and satellite system operators, broadcast network and cable programmers and certain other market participants, some of which are related parties (see Note 4—Related Party Transactions), pursuant to which the Company has agreed to pay certain cash and equity consideration in connection with the deployment of the Wink Service by these parties. Such consideration is typically earned by the other party upon signing the agreement, upon launch of the Wink Service, based on the number of Wink-enabled devices or subscribers deployed by that operator or based upon the volume of airings of Wink-enhanced content by the programmer. Such consideration is generally recognized in revenue sharing and launch fees expense and may include one or several of the following:

•	Revenue sharing and guarantees—Revenue sharing is earned by the distributor and accrued by the Company when transaction fee revenue relating to television viewers’ response data is recognized and is

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

generally paid quarterly. For certain distribution agreements, we have also provided minimum revenue guarantees. Revenue guarantees are generally accrued and expensed monthly, paid annually, in arrears, and to date have ranged from $1.00 to $5.00 per household per year. In March 2002, certain contracts were amended (see Note 11—Subsequent Events) to reduce the amount of revenue guarantees for 2002 and thereafter to $1.00 to $4.00 per household per year.

•
Marketing development and system funds—The marketing development and system funds are used for promotion of the Wink Service and are generally earned by the distributor on a one-time, per household or device basis and paid quarterly. Marketing development and system funds range from $0.50 to $1.00 per household. Marketing development and system funds are expensed as incurred.

•
Equipment subsidies—The equipment subsidies are one-time fees for integrating the Wink Engine into a certain set-top box, generally on a per set-top box basis. These fees are capitalized as a deferred charge and amortized over the useful life of the set-top box, generally 18 months, and generally paid quarterly. The equipment subsidies also include one-time fees to distribution partners to offset their costs of capital equipment and are paid according to the terms of the respective agreement. These fees are capitalized as a deferred charge and amortized over the remaining life of the agreement or period of benefit, which ever is shorter.

•
Standard feature launch fees—The standard feature launch fees are fees paid to the cable distributor for including the Wink Service as a standard feature on all of its digital set-top boxes. These fees are generally lump-sum payments, paid per a specified schedule in the respective agreement and will be capitalized and amortized over the shorter of the remaining life of the agreement or the expected period of benefit.

•
Other launch fees—The other launch fees are any other launch support fees per the distribution contracts. These fees are generally specified amounts described in the relevant contract, but typically consist of a one-time payment, up to a maximum of $5.00 per household. These fees may be paid per specified dates in the agreement or on a quarterly basis. These fees are capitalized as deferred charges and amortized over the shorter of the remaining life of the agreement or the expected period of benefit.

•
Warrant and Common Stock amortization—The Company issued warrants or Common Stock as consideration in connection with certain distribution agreements. The fair value of the warrants or Common Stock issued to distributors is generally amortized over the life of the distribution agreement.

Stock-Based Compensation and Warrant Amortization

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”), as interpreted by FASB Interpretation No. 44, “Accounting for certain transactions involving stock compensation, an interpretation of APB Opinion No. 25” (“FIN 44”), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Accordingly, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the consensus reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in conjunction with Selling, Goods or Services.” Such equity instruments are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. The fair value of equity instruments issued is determined on the earlier of the date on

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete, using the Black-Scholes pricing model.

Costs and expenses include non-cash charges for stock compensation and warrant amortization as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Revenue sharing and launch fees—related parties	$12,003	$4,275	$1,967
Revenue sharing and launch fees—third parties	—	—	1,220
Sales and marketing	906	979	944
Product development	485	517	372
General and administrative	465	767	515

	$13,859	$6,538	$5,018

Income Taxes

Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net Loss Per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common and potential common shares outstanding. Potential common shares consist of unvested restricted common shares, common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except for per share amounts):

	Year Ended December 31,
	2001	2000	1999
Numerator:
Net loss	$(114,539)	$(33,305)	$(18,224)

Denominator:
Weighted average shares	31,151	30,787	17,839
Weighted average unvested common shares subject to repurchase	(4)	(362)	(689)

Denominator for basic and diluted	31,147	30,425	17,150

Net loss per share:
Basic and diluted	$(3.68)	$(1.09)	$(1.06)

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Outstanding potential common shares excluded from the determination of diluted net loss per share as their effect is anti-dilutive, are as follows (in thousands):

	December 31,
	2001	2000	1999
Common Stock options	5,774	5,872	4,077
Common Stock warrants	5,946	4,893	1,675
Common Stock subject to repurchase	—	158	461

	11,720	10,923	6,213

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period from non-owner sources. The primary difference between net loss and comprehensive loss is due to the unrealized gains and losses on available-for-sale securities.

Recent Accounting Pronouncements

In April 2001, the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” (“EITF 00-25”). In November 2001, the EITF reached consensus on Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-9”). EITF 00-25 and EITF 01-9 require that consideration, including equity instruments, given to a customer should be classified in the vendor’s income statement as a reduction of revenue unless the consideration relates to a separable identifiable benefit received from the customer and the fair value of such benefit can be reasonably estimated. The Company typically gives to its distributors various incentives including revenue guarantees, launch funds and warrants. The Company will adopt EITF 00-25 and EITF 01-9 in the first quarter of fiscal year 2002. Upon adoption of EITF 00-25 and EITF 01-9, and in accordance with the transition guidance, financial statements for prior periods presented for comparative purposes will be reclassified to comply with the new income statement presentation requirement. The Company currently anticipates that the adoption of EITF 00-25 and EITF 01-9 will result in a reclassification from revenue to revenue sharing and launch fees expense of approximately $4,675,000, $2,862,000, and $250,000 for fiscal years ended December 31, 2001, 2000, and 1999, respectively. The adoption of EITF 00-25 and EITF 01-9 will have no impact on the Company’s operating loss, net loss or net loss per share.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business”. The Company will adopt SFAS 144 in fiscal year 2002 and currently does not expect the adoption of SFAS 144 to have a significant impact on its financial statements.

In November 2001, the Emerging Issues Task Force (EITF) reached a consensus on Issue 1(a) of EITF Issue 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees” that an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should be displayed in the balance sheet of the grantor as an asset rather than as a reduction of stockholders’ equity. No transition guidance has yet been provided in connection with this consensus. To date, fully vested warrants issued in connection with distribution agreements have been recorded as a reduction of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stockholders’ equity. As of December 31, 2001, the Company recorded an impairment charge of $39 million to fully write down the remaining unamortized portion of these warrants. Upon adoption of the consensus, fully vested warrants to be issued in the future to distributors and other strategic partners will be recorded as an asset.

Note 2—Impairment Charge

During the fourth quarter ended December 31, 2001, the Company performed an impairment assessment of the deferred charges and unamortized compensation for warrants related to the distribution agreements with cable and satellite system operators and certain property and equipment deployed at the cable and satellite system operators and broadcast networks and cable programmers. The assessment was performed primarily due to the significant decline in the stock price since the date the consideration and warrants issued to each cable and satellite system operators were valued and the Company’s lower projected operating results. As a result of the review, the Company recorded an impairment charge on certain long-lived assets. The components of the charge are as follows (in thousands):

Deferred charges—related parties	$12,866
Deferred charges—third parties	255
Unamortized compensation for warrants	39,628
Property, equipment and intellectual property	2,546

$55,295

The charge was determined based upon the Company’s estimated discounted cash flows using a discount rate of 25%. The assumptions supporting the Company’s future cash flows, including the discount rate, were determined using management’s best estimates. The remaining property and equipment balance of approximately $2,090,000 will be amortized over the remaining useful life of 3 to 5 years, which the Company considers appropriate.

Note 3—Investments

In February 2000, the Company entered into a development agreement with a private company to create certain software products for personal computers that use the Company’s technology. Contemporaneously with the execution of the development agreement, Wink and the private company executed a stock purchase agreement pursuant to which the Company purchased $1,400,000 in non-marketable securities for a 19.9% interest in the private company and the right to a board of director’s seat. The investment was accounted for using the equity method and during the year ended December 31, 2000, the Company recorded a loss on equity investment of $179,000. In the quarter ended March 31, 2001, the Company recorded a loss on equity investment of $28,000. In the second quarter of 2001, the Company performed an impairment assessment of the investment. The assessment was performed primarily due to the private company’s lack of revenue growth and the inability to raise additional funds. As a result of the review, the Company recorded a $1,193,000 charge to other income (expense), net, to write off the investment.

In April 2000, the Company invested $2,900,000 for a 8.9% interest in a Japanese company that provides electronic commerce and response routing services for interactive television platforms. The investment was accounted for using the cost method. During the quarter ended December 31, 2001, the Company performed an impairment assessment of the investment. The Company concluded that due to the slow acceptance of the Japanese company’s technology, slow revenue growth and decreasing cash balance, the investment was impaired and accordingly reduced the carrying value by $1,671,000 through a charge to other income (expense), net.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Related Party Transactions

The Company has entered into several multi-year agreements with certain stockholders and warrant holders of the Company who are satellite and cable system operators, software developers, broadcast network and cable programmers, set-top box manufacturers and television manufacturers. These agreements, ranging from 1 year to 12 years, some of which have renewal clauses, cover various activities relating to the deployment of the Wink technology for consumer distribution and include installation and engineering services provided to these partners. The Company has agreed to pay certain distribution costs and to issue warrants or Common Stock to these partners (see Note 1—The Company and Summary of Significant Accounting Policies, Distribution Costs and Note 9—Stockholders’ Equity).

Significant Related Party Distribution Agreements and Commitments

The Company has entered into several distribution agreements with cable and satellite system operators and the significant distribution agreements are discussed below. The Company will share a percentage of the revenue derived from transaction fees with all the distribution partners listed below. The exact amount of revenue that the Company will share with the distribution partner will depend on the volume and type of transaction that generates the revenue. For national transactions that are considered “requests for information” (“RFI’s”), the range of the revenue share is generally 5% to 35%. For national purchase transactions, the range of the revenue share is generally 5% to 50%. The Company is also obligated to share revenue with its distribution partners if and when local enhancements are aired.

Related Party Distribution Partner 1

In 1997, the Company entered into a 4-year affiliation agreement with a distribution partner (the 1997 agreement). In connection with the 1997 agreement, the Company issued a performance-based warrant in 1998 to purchase up to 250,000 shares of its Common Stock; the distribution partner earned 61,000 shares, with a fair market value at the final measurement date of $392,000. In 2001, the Company entered into a new 3-year affiliation agreement, as amended, with the same distribution partner and issued a warrant to purchase up to 1,000,000 shares of its Common Stock with a fair value at the time of issuance of $4,264,000. Based on a March 2002 amendment to the 2001 agreement (see Note 11—Subsequent Events), the Company is also committed to paying a standard feature launch fee, which will be included in revenue sharing and launch fees expense. The launch fees consist of $1,000,000 payable by the Company in both January 2002 and 2003. The Company paid the first installment of $1,000,000 in the quarter ending March 31, 2002. The standard feature launch fee also includes a bonus of up to $1,000,000 if certain deployment milestones are achieved by April 2002. As of December 31, 2001, it was not probable that any of the bonus would be earned by the distribution partner.

During the year ended December 31, 2000, the 1997 agreement was amended and pursuant to this amendment, the Company provided the distribution partner with non-recurring installation and integration services and other engineering services for a fee. For the years ended December 31, 2001 and 2000, the Company recognized $3,770,000 and $1,043,000 as services revenue or 55% and 24% of total revenue, respectively.

The Company recorded $1,700,000 and $1,500,000 in sales and marketing expense for the years ended December 31, 2001 and 2000, respectively, for television advertising provided by the distribution partner. In addition, the Company prepaid $500,000 in December 2001 for television advertising to be aired in 2002 by the distribution partner. The Company is also committed to purchase an additional $1,250,000 of television advertising from the distribution partner in each of the years ended December 31, 2002 and 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Related Party Distribution Partner 2

In 1998, the Company entered into a 5-year master affiliation agreement, as amended, with a distribution partner. Based on a March 2002 amendment (see Note 11—Subsequent Events), the Company is committed to paying various types of costs, which are included in revenue sharing and launch fees expense, as follows:

•
Revenue guarantees—The Company has committed to a minimum revenue guarantee of $2.00 per Wink-enabled household per year. At December 31, 2001, approximately 2,900,000 Wink-enabled households deployed with this distribution partner were subject to this revenue guarantee.

•
System funds—The Company currently pays the distribution partner $1.00 for each set-top box that the distribution partner deploys. Beginning in April 2002, the system funds will decrease to $0.50 per device.

•
Equipment subsidies—The Company paid a subsidy of $3.50 per set-top box deployed by the distribution partner, capped at a maximum of $15,000,000 or approximately 4.3 million set-top boxes. During 2001, the Company exceeded the maximum number of set-top boxes subject to the subsidy; therefore the Company has no further obligation for this subsidy. The Company also paid approximately $1,000,000 in other equipment subsidies in 1999.

During the year ended December 31, 2000, the Company entered into an agreement with the distribution partner to provide certain non-recurring engineering consulting services. The Company recognized $750,000 in revenue for these services in the year ended December 31, 2000.

Related Party Distribution Partner 3

In 2000, the Company entered into a 7-year master affiliation agreement with a distribution partner and issued a warrant to purchase up to 1,300,000 shares of its Common Stock with a fair value at the time of issuance of $24,098,000. The Wink Service had not been deployed by this distribution partner as of December 31, 2001. The Company is also committed to paying $0.50 per household in marketing and development funds once the distribution partner has deployed the Wink Service to 1 million households. The marketing and development funds will be included in revenue sharing and launch fees expense.

Related Party Distribution Partner 4

In 2000, the Company entered into a 3-year affiliation agreement with a distribution partner and issued a warrant to purchase up to 100,000 shares of its Common Stock with a fair value at the time of issuance of $1,024,000. The Company has committed to a minimum revenue guarantee of $2.50 per Wink-enabled household per year. The revenue guarantee will be recorded as a revenue sharing and launch fee expense as incurred. At December 31, 2001, approximately 245,000 Wink-enabled households deployed with this distribution partner were subject to this revenue guarantee.

During the year ended December 31, 2001, the Company entered into an agreement with the distribution partner in which the Company provided certain non-recurring consulting services. The Company recognized $150,000 in revenue for these services in the year ended December 31, 2001.

Related Party Distribution Partner 5

In 2000, the Company entered into a 3-year affiliation agreement with a distribution partner and issued two warrants to purchase up to an aggregate of 1,450,000 shares of its Common Stock with a fair value at the time of issuance of $18,761,000. The Company is also committed to paying the distribution partner $1.00 for each

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

household in which the Wink Service is deployed for marketing development funds, which are included in revenue sharing and launch fees expense.

During the year ended December 31, 2001, the Company entered into an agreement with the distribution partner in which the Company provided to the distribution partner non-recurring engineering consulting services. The Company recognized $250,000 in revenue for these services in the year ended December 31, 2001.

Related Party Distribution Partner 6

In 2000, the Company entered into a 5-year affiliation agreement with a distribution partner and issued a warrant to purchase up to 500,000 shares of its Common Stock with a fair value at the time of issuance of $3,310,000. Based on a February 2002 amendment to the agreement (see Note 11—Subsequent Events), the Company is also committed to paying the following costs, which are included in revenue sharing and launch fees expense:

•
Revenue guarantees—The Company has committed to a minimum revenue guarantee of $1.00 per Wink-enabled household per year. At December 31, 2001, approximately 95,000 Wink-enabled households deployed with this distribution partner were subject to this revenue guarantee.

•
Launch support fees—The Company provided launch support fees to the distribution partner. The launch support fees consisted of $2,500,000 payable by the Company in both 2000 and 2001. In addition, the Company pays a $5.00 launch fee per Wink-enabled household deployed.

During the year ended December 31, 2001, the Company entered into an agreement with the distribution partner in which the Company provided non-recurring engineering consulting services for a fee. The Company recognized $266,000 as services revenue in the year ended December 31, 2001 and $45,000 was recorded in deferred revenue at December 31, 2001. In connection with this agreement, the Company committed to buy an equivalent amount of advertising from the distribution partner in 2002.

Related Party Distribution Partner 7

In 1999, the Company entered into a 10-year software distribution agreement with a software developer (Developer) to modify some of this Developer’s set-top boxes to capture viewer responses for processing by the Wink Response Network and issued a warrant to the Developer to purchase up to 500,000 shares of the Company’s Common Stock with a fair value at the time of issuance of $4,050,000. The Company will share 10% to 15% of the revenue derived from transaction fees captured by these modified set-top boxes with the Developer. The exact percentage of revenue that the Company will share with the Developer will depend on the volume and type of transaction that generates the revenue. At December 31, 2001, approximately 472,000 households have received Developer-controlled Wink-enabled devices that were launched by a division of the Developer and will become subject to the revenue sharing arrangement once they have been upgraded to the new version of the Wink technology contemplated in the software distribution agreement. The Company has committed to a minimum revenue guarantee of $2.00 to $4.00 per Wink-enabled household that contains a Developer-controlled device per year. The exact amount that the Company will pay the Developer for each relevant Wink-enabled household will depend on deployment of the upgraded version of the Wink technology.

During the year ended December 31, 2000, the Company entered into an agreement with a division of the Developer to provide non-recurring engineering consulting services. The Company recognized revenue of $69,000 and $870,000 for the services performed in the years ended December 31, 2001 and 2000, respectively. The Company also entered into an advertising agreement with the Developer in the year ended December 31, 2000 to capture viewer responses to the Developer’s advertisements by the Wink Response Network, pursuant to which $50,000 in revenue was recognized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Distribution costs recognized in connection with these agreements are as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Revenue sharing and launch fees expense:
Amortization of equipment subsidies	$8,468	$1,030	$—
Launch and system support fees	6,654	2,397	112
Revenue sharing and guarantees	7,573	1,261	67
Amortization of warrant value	12,003	4,275	1,967

Total	$34,698	$8,963	$2,146

Sales and marketing expense:
Advertising and marketing	$265	$26	$—
Television advertising	1,700	1,500	—
Amortization of warrant value	105	224	—

Total	$2,070	$1,750	$—

Impairment charge (see Note 2, Impairment Charge):
Impairment charge—deferred charges	$12,866	$—	$—
Impairment charge—unamortized compensation for warrants	39,628	—	—

Total	$52,494	$—	$—

Stockholder Notes

At December 31, 2001 and 2000, the Company held notes receivable from officers totaling $1,291,000 and $2,499,000, respectively, representing amounts owed to the Company from the purchase of restricted Common Stock subject to repurchase rights held by the Company. These full recourse notes bear interest at a rate of 6.4% per annum. Interest and the principal are due ten years from the execution of the notes, which is between December 2006 and 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5—Balance Sheet Components

	December 31,
	2001	2000
	(In thousands)
Accounts receivable—related parties, net:
Accounts receivable—related parties	$2,220	$3,433
Less allowance for doubtful accounts	—	(80)

	$2,220	$3,353

Accounts receivable—third parties, net:
Accounts receivable—third parties	$493	$672
Less allowance for doubtful accounts	(80)	(50)

	$413	$622

Prepaid expenses and other current assets:
Interest receivable from short-term investments	$455	$1,945
Prepaid advertising—related parties	500	—
Other	1,189	416

	$2,144	$2,361

Property and equipment, net:
Computer equipment	$2,853	$6,580
Office furniture and equipment	716	787
Leasehold improvements	404	384
Purchased internal-use software	1,407	1,333

	5,380	9,084
Less accumulated depreciation and amortization	(3,290)	(4,446)

	$2,090	$4,638

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of the impairment review completed during the quarter ended December 31, 2001 (see Note 2—Impairment Charge), the Company wrote off computer equipment with a cost of $4,466,000 and related accumulated depreciation of $2,112,000. The computer equipment was deployed at certain distributor and broadcast network and cable programmer partners. The Company also wrote off $1,396,000 of fully-depreciated assets that were no longer in use during 2001.

	December 31,
	2001	2000
	(In thousands)
Deferred charges and other assets—related parties:
Equipment subsidy contributions to distributors	$—	$6,220
Distribution costs	—	3,423
Interest receivable, stockholder notes receivable	287	330

	$287	$9,973

Deferred charges and other assets—third parties:
Investments in private equity securities	$1,200	$4,092
Distribution costs	—	243
Other	92	178

	$1,292	$4,513

As part of the impairment review completed during the quarter ended December 31, 2001 (see Note 2—Impairment Charge), the Company wrote off the unamortized balances of certain launch fees that were included in deferred charges—related parties and deferred charge—third parties of $12,866,000 and $255,000, respectively, and $192,000 of intellectual property, which was included in deferred charges and other assets—third parties.

	December 31,
	2001	2000
	(In thousands)
Accrued liabilities:
Compensation and benefits	$2,255	$3,462
Other	2,098	677

	$4,353	$4,139

Due to related parties:
Equipment subsidy payable	$3,750	$6,300
Revenue guarantees	3,357	1,260
Marketing and launch funds payable	5,009	1,000
Advertising payable	1,965	1,500

	$14,081	$10,060

Note 6—Contract Termination Agreement

In May 1999, the Company and a third party executed an agreement that terminated a development and license agreement dated April 1998. Under this termination agreement, the third party paid the Company $1,112,000. Of this amount, $1,000,000 was included in other income in the year ended December 31, 1999. The remaining $112,000 related to a non-recurring engineering agreement and was included in services revenues from third parties during the year ended December 31, 1999. The Company has no remaining obligations under these agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7—Income Taxes

No current provision or benefit for federal or state income taxes has been recorded for the years ended December 31, 2001, 2000 and 1999, as the Company has incurred net operating losses since inception and has no carryback potential.

At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $140.0 million and $61.0 million available to reduce future taxable income, which will begin to expire in 2012 for federal and 2002 for state tax purposes, respectively. Of these amounts, $33.0 million relate to employee stock option exercises and the benefit will be credited to equity when and if it is realized. Under the Tax Reform Act of 1986, the amount of benefit from net operating loss carryforwards may be impaired or limited as the Company has experienced a cumulative ownership change of more than 50%, as defined, over a three-year period. Net deferred tax assets are composed of the following:

	December 31,
	2001	2000
	(In thousands)
Net operating loss carryforwards	$51,180	$24,403
Reserves and accruals not currently deductible	1,357	1,401
Depreciation and amortization	8,427	676
Tax credits carryforwards	2,548	1,753
Other	1,645	219

Gross deferred tax assets	65,157	28,452
Deferred tax asset valuation allowance	(65,157)	(28,452)

Net deferred tax assets	$—	$—

Based on a number of factors, including the lack of a history of profitability, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. The valuation allowance increased by $36.7 million from December 31, 2000 to December 31, 2001, $11.1 million from December 31, 1999 to December 31, 2000 and $5.9 million from December 31, 1998 to December 31, 1999.

Note 8—Commitments and Contingencies

Leases

The Company leases its main office facilities under a noncancelable operating sublease that expires in September 2004. Under the terms of the sublease, the Company is required to pay property taxes, insurance and normal maintenance costs. The Company also leases certain equipment under operating lease obligations. Rent expense on noncancelable operating leases for the years ended December 31, 2001, 2000 and 1999, totaled $1,156,000, $1,023,000 and $758,000, respectively.

Future minimum lease payments under noncancelable operating leases are as follows at December 31, 2001:

Year Ending December 31,	Operating Leases
(In thousands)
2002	1,131
2003	1,153
2004	885

$3,169

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Sharing, Guarantees and Other Commitments to Third Parties

The Company has entered into an agreement with a cable system operator and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to the Wink Service gathered by the Wink Response Network. For a cable system operator, the Company shares revenue, ranging from 5% to 10% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee, ranging from $2.50 to $3.50 per year per household receiving Wink-enhanced services, for up to three years. At December 31, 2001, approximately 76,000 Wink-enabled households deployed with this cable system operator were subject to this revenue guarantee. For a satellite system operator, the Company shares revenue, ranging from 8% to 23% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee of $50,000 per month when certain household deployment milestones are met, for up to four years. At December 31, 2001, the Wink Service had not been launched with this satellite system operator. For certain broadcast network and cable programmer partners, the revenue guarantee is fixed on an annual basis and the minimum revenue guarantee payments per the outstanding contracts at December 31, 2001 will be $475,000, $588,000, $513,000 and $413,000 for the years ended December 31, 2002, 2003, 2004 and 2005, respectively.

The Company has also agreed to provide marketing development funds and other launch support fees to certain cable and other market participants. The Company has agreed to provide marketing development funds at rates ranging from $0.25 to $2.00 per subscriber. The Company committed to pay integration and incentive payments to certain broadcast network and cable programmer partners. If certain milestones described in these contracts are met, these payments could total $850,000, $800,000, $850,000 and $1,000,000 for the years ended December 31, 2002, 2003, 2004 and 2005, respectively. The Company has also committed to purchasing a minimum of $750,000 of advertising in 2003 and 2004 from a certain cable programmer partner.

Legal Proceedings

On September 15, 1999, Fort Myers Broadcasting Company filed suit against us in the United States District Court for the Middle District of Florida, alleging federal trademark infringement, unfair competition and dilution as well as injury to business reputation, unfair competition and dilution in the state of Florida. In the fourth quarter of 2001, the parties entered into a settlement agreement and on December 14, 2001, this case was dismissed. On approximately January 14, 2002 the case was automatically dismissed with prejudice.

On November 26, 2001, a class action complaint was filed in the United States District Court for the Southern District of New York (“Court”) by Collegeware USA, Inc., on behalf of itself and all others similarly situated (“Collegware”) alleging that Wink, certain of its officers and directors, along with other defendants, committed certain wrongful acts in connection with its IPO, including violating certain SEC & NASD rules and regulations. This litigation, referred to as a “laddering” case, is similar to hundreds of other laddering cases filed against other newly public companies by other class action defendants in the same Court. Our agreements with certain of the defendants may include indemnification rights and obligations that may be triggered by this litigation. If it is determined that we are obligated to defend any defendant in this matter, our business and financial performance may be adversely affected. If this litigation proceeds and the Company is determined liable for the alleged violations, our business and financial performance may be adversely affected.

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC (“PMC”) alleging that DIRECTV, Inc., Hughes Electronics Corp., Thomson Consumer Electronics and Philips Electronics North America, Inc. are willfully infringing certain claims of seven U.S. patents assigned or licensed to PMC. Though the Company is not a defendant in the suit, PMC may allege that certain of our products, in combination with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

products provided by defendants, infringe PMC’s patents. Our agreements with each of the defendants include indemnification obligations that may be triggered by this litigation. If it is determined that we are obligated to defend any defendant in this matter, our business and financial performance may be adversely affected. If it is determined that our products infringe any of the asserted claims, our business and financial performance may be adversely affected.

The Company believes that it has meritorious defenses and plans to vigorously defend itself in the matters filed against it, and while the results of such litigations and claims cannot be predicted with certainty, it believes that the resolution of each matter will not have a material adverse effect on its consolidated financial position, results of operations or on its cash flows.

Note 9—Stockholders’ Equity

Preferred Stock

The Company is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. At December 31, 2001 and 2000, there were 5,000,000 shares of Preferred Stock authorized for issuance and no shares issued or outstanding.

Convertible Preferred Stock

In May 1999, the Company issued a convertible promissory note to a development and distribution partner in exchange for cash totaling $15,120,000. The convertible promissory note was convertible, at the discretion of the holder, into 1,260,000 shares of the Company’s Series D Convertible Preferred Stock at $12.00 per share. The convertible promissory note accrued interest at 10 percent, per annum. In July 1999, the development and distribution partner exercised its right to exchange the convertible promissory note for 1,260,000 shares of the Company’s Series D Convertible Preferred Stock.

Common Stock

Initial Public Offering

On August 24, 1999, the Company completed its initial public offering of 5,262,500 shares of its Common Stock at $16.00 per share, the net proceeds of which aggregated approximately $77.3 million. At the closing of the offering, all issued and outstanding shares of the Company’s Convertible Preferred Stock were converted into an aggregate of 12,764,333 shares of Common Stock.

Repurchase Rights

In May 1999, the Company entered into an employment agreement with an executive officer. In connection with this employment agreement, the Company sold to the officer 250,000 shares of Common Stock at a price of $8.00 per share in exchange for a full-recourse, ten-year $2,000,000 promissory note. The note bears interest at a rate of 6.40% per annum. The Company had the right to repurchase the shares at the original issuance cost of $8.00 per share. These repurchase rights lapse progressively over a four-year period. In connection with the sale of these shares, the Company recognized unearned compensation totaling $1,000,000, which was being

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amortized over the four-year vesting period. In December 2000, this executive officer’s employment terminated and in January 2001, the Company repurchased 151,000 unvested shares of Common Stock from this former executive officer by canceling $1,208,000 of the note receivable from the stockholder. The associated accrued interest receivable of $126,000 was forgiven and recognized as general and administrative expense and the related unearned compensation totaling $604,000 was reversed against additional paid-in-capital. The remaining outstanding principal balance of $792,000 on the note receivable will continue to accrue interest at 6.4% until paid in full.

Stock Issued for Services Rendered

In June 1999, the Company issued an aggregate of 50,000 shares of Common Stock to employees as incentive bonuses. The fair value of these shares of Common Stock on the issuance date totaled $600,000 and was recognized as sales and marketing expense, as there were no remaining performance obligations.

In September 2000, the Company granted unrestricted Common Stock to a marketing consulting company for market research, analysis and strategy services rendered. The Company issued 1,778 shares of Common Stock and the fair value of the Common Stock on the date of issuance totaled $22,000. The fair value was recognized as a sales and marketing expense in the year ended December 31, 2000 as there was no remaining performance obligation.

In January 2001, the Company entered into an integration agreement with a developer of software and support systems relating to the provision of interactive program guides (“IPG”) to incorporate the Wink Service with current and future releases of the IPG for specified set-top boxes and to promote the use of the Wink service. Wink concurrently entered into a Common Stock and Warrant Issuance Agreement with the IPG developer pursuant to which the Company issued to the developer 50,000 shares of Common Stock. The fair value of the Common Stock on the date it was issued totaled $480,000. This amount was being amortized to revenue sharing and launch fees—related parties, ratably over the life of the integration agreement. The Company recognized $37,000 as expense for the year ended December 31, 2001. During the quarter ended December 31, 2001, the Company completed an impairment review (see Note 2, Impairment Charge) and the unamortized balance totaling $443,000 was written off. The Company is also obligated to issue an additional 50,000 shares of Common Stock to the IPG developer or its designee upon the first commercial launch and activation of the Wink service through the specified set-top boxes. As of December 31, 2001, the specified set-top boxes that will incorporate the Wink service have not been launched.

In March 2001, the Company granted unrestricted Common Stock to a sales and marketing consultant, a related party. The Company issued 20,000 shares of Common Stock and the fair value of the Common Stock on the date of issuance totaled $105,000. The fair value was recognized as a sales and marketing expense in the year ended December 31, 2001 as there was no remaining performance obligation.

Reserved Shares

At December 31, 2001, the Company had reserved 8,826,000, 8,035,000 and 264,000 shares of Common Stock for future issuance for the exercise of options under the Company’s stock option plans, exercise of warrants outstanding or issuable under certain distribution agreements, and issuance of shares under the employee stock purchase plan, respectively.

Warrants

During the years ended December 31, 2001, 2000 and 1999, the Company granted both fully exercisable and performance-based warrants to broadcast network partners, service providers and cable and satellite system

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operators as incentives to enter into agreements or for services rendered (see Note 4—Related Party Transactions). The fair market value of the warrants was calculated on the measurement date using the Black-Scholes pricing model and is generally amortized ratably over the term of the respective agreement or service period, whichever is shorter.

The following table summarizes information about warrant transactions during 2001, 2000 and 1999 and the total number of fully exercisable and vested warrants outstanding at December 31, 2001 (in thousands, except for per share amounts):

Warrantholder	Grant Date	Expiration Date	Price Per Share	Fair Market Value at Measurement Date	Shares Granted	Exercised	Expired	Outstanding
Preferred stockholder	Jun-97	Jun-09	$8.00	$142	525	—	—	525
Broadcast network partner	Jun-97	Jun-09	8.00	746	375	—	—	375
Preferred stockholder	Jan-98	Jan-08	0.80	226	50	(50)	—	—
Preferred stockholder	Aug-98	Aug-03	8.00	135	25	—	—	25
Distribution partner	Dec-98	Jan-04	12.00	32	125	—	(117)	8
Distribution partner	Dec-98	Jan-05	16.00	360	125	—	(72)	53
Broadcast network partner	Feb-99	Aug-99	12.00	1,220	200	—	(200)	—
Broadcast network partner	Mar-99	Aug-99	12.00	760	125	(125)	—	—
Distribution partner	May-99	May-04	12.00	4,050	500	—	—	500
Broadcast network partner	Jul-99	Aug-99	12.00	734	75	(75)	—	—
Service provider	Apr-00	Apr-05	33.38	1,579	100	—	—	100
Distribution partner	May-00	May-05	21.75	24,098	1,300	—	—	1,300
Service provider	Jul-00	Jul-03	28.75	222	10	—	—	10
Distribution partner	Sep-00	Sep-05	14.36	1,024	100	—	—	100
Distribution partner	Oct-00	Oct-10	25.00	2,556	200	—	—	200
Distribution partner	Oct-00	Oct-10	12.21	16,205	1,250	—	—	1,250
Distribution partner	Nov-00	Dec-05	7.63	3,310	500	—	—	500
Distribution partner	Jun-01	Jun-11	4.40	4,264	1,000	—	—	1,000

					6,585	(250)	(389)	5,946

Weighted average exercise price								$12.81

During the years ended December 31, 2001, 2000 and 1999, total stock compensation related to warrants recognized as revenue sharing and launch fees expense was $11,966,000, $4,275,000 and $3,187,000, respectively.

During the years ended December 31, 2001, 2000 and 1999, total stock compensation related to warrants recognized as sales and marketing expense was $315,000, $461,000 and zero, respectively.

Performance-based Warrants

In December 1998, the Company granted warrants to purchase Common Stock to a cable operator, a related party, as consideration for the future deployment of Wink-enabled technology to at least 200,000 households, under a cable affiliation agreement. The warrants enabled the holder to purchase up to 250,000 shares of Common Stock at either $12.00 or $16.00 per share, contingent upon the number of units deployed, the timing of deployment and a minimum duration of service. In the event the $12.00 exercise price is earned, the warrant will expire in January 2004. In the event the $16.00 exercise price is earned, the warrant will expire in January 2005. In the year ended December 31, 2000, the cable operator achieved the 200,000 Wink-enabled household

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

minimum deployment criteria, and the Company recognized the fair value of the warrants associated with the number of units deployed. The fair value of the warrants, as remeasured at December 31, 2000, totaled $266,000. On January 30, 2001, the warrant agreement was amended to remove any further performance requirements. The fair value was determined to be $392,000 on January 30, 2001. The fair value has been recognized as revenue sharing and launch fee expense ratably over the remainder of the cable affiliation agreement.

In September 2000, the Company entered into a warrant issuance agreement with a cable operator, a related party, for the future deployment of Wink-enabled technology to its subscribers. In the warrant issuance agreement, the Company agreed to issue the cable operator warrants to purchase up to 75,000 shares in 2001 and up to 75,000 shares in 2002, provided that the cable operator completes deployments of the Wink service to at least 250,000 and 350,000 households, respectively. The cable system operator did not reach the 2001 milestone. The exercise price for the remaining warrants shall be equal to 90% of the average closing sale price of the Common Stock as reported on the Nasdaq for the ten business days prior to December 31, 2002. In the event the warrants are issued, the warrants will have a term of five years from the date of issuance.

In November 2000, the Company entered into a warrant issuance agreement with a cable system operator, a related party, in which the cable system operator is entitled to purchase up to 750,000 shares of Common Stock provided that the cable operator completes a certain amount of deployments before November 2003. The number of shares earned by the cable operator shall be based on the volume and timing of deployment. The exercise price for the warrants will be $7.63. In the event the warrants are issued, the warrants will have a term of five years from the date of issuance.

In January 2001, the Company entered into an integration agreement with an interactive program guide (“IPG”) developer, a related party, to incorporate the Wink Service with current and future releases of the IPG for specified set-top boxes and to promote the use of the Wink service. Wink concurrently entered into a Common Stock and Warrant Issuance Agreement with the IPG developer pursuant to which the Company agreed to issue to the IPG developer warrants to purchase up to a maximum of 150,000 shares of Common Stock upon the achievement of certain deployment milestones over four years following the anniversary of the launch of the specified set-top boxes integrating the IPG and Wink technology. In the event the warrants are issued, the exercise price for the warrants will be equal to 80% of the average closing sale price of the Common Stock as reported on the Nasdaq National Market for the 20 trading days prior to the date on which such warrant is issued or required to be issued. The warrants will have a term of ten years from the date of issuance.

In November 2001, the Company entered into an interactive television agreement with a broadcast network company to develop and air Wink-enhanced programming over a four-year period. In connection with the agreement, Wink issued a performance-based warrant in which the Company is obligated to issue to the broadcast network partner warrants to purchase up to a maximum of 800,000 shares of Common Stock upon the achievement of certain advertising broadcasting milestones. In the event the warrants are issued, the exercise price for the warrants will be $1.25 and will expire in November 2006.

When and if it becomes probable that the performance criteria will be achieved by any of the above warrants, the Company will record the then fair value associated with the number of warrants issued. The fair value will be remeasured until performance is complete and all conditions are known and will be recognized as a charge to revenue sharing and launch fees over the remainder of the term of the related agreement.

Other

As of December 31, 2001, no dividends on the Convertible Preferred, Preferred or Common Stock have been declared by the Board of Directors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Employee Benefit Plans

Stock Option Plans

The 1994 Stock Plan (the “1994 Plan”), as amended, provides for the issuance of up to 7,000,000 shares of Common Stock in connection with incentive stock option awards granted to employees and directors and nonstatutory stock option awards granted to employees, directors and consultants to the Company. Stock purchase rights may also be granted under the 1994 Plan. In June 1999, the Board of Directors adopted and in August 1999 the Company’s stockholders approved, the 1999 Stock Plan (the “1999 Plan”). The 1999 Plan became effective on the date of the initial public offering. The 1999 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. A total of 4,500,000 shares of Common Stock have been reserved for issuance pursuant to the 1999 Plan. Through 2001, the amount of Common Stock reserved under the 1999 Plan automatically increased at the end of each year by the lesser of (1) 1,000,000 shares, (2) 4% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors. In 2001 the stockholders approved an increase to the automatic annual increase to take effect on the first day of the Company’s fiscal year beginning on January 1, 2002. As a result, the amount of Common Stock reserved under the 1999 Plan automatically increase at the beginning of each year by the lesser of (1) 1,500,000 shares, (2) 5% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors.

Under the 1994 Plan and 1999 Plan (collectively “the Option Plans”), options must be issued at prices not less than 100 percent and 85 percent of the estimated fair value of the Common Stock on the date of grant for incentive and non-statutory options, respectively, and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the Option Plans generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over a period up to five years.

In June 1999, the 1999 Director Option Plan (the “Director Plan”) was adopted by the Board of Directors and became effective on the date of the initial public offering. The Director Plan provides for the automatic grant of a nonstatutory option to purchase 40,000 shares of Common Stock to each new non-employee director who becomes a director after the date of the initial public offering on the date that such person becomes a director. Each current and future non-employee director will automatically be granted an additional nonstatutory option to purchase 40,000 shares on the fourth anniversary of the date of grant of his or her last option if he or she served on the Board of Directors continuously during such period. A total of 250,000 shares of Common Stock have been reserved for issuance pursuant to the Director Plan.

During the years ended December 31, 1999 and 1998, the Company recognized unearned compensation totaling $6,600,000 and $600,000, respectively, with respect to certain stock option grants and sales of restricted stock to employees. No unearned compensation with respect to stock option grants to employees was recognized in the years ended December 31, 2001 or 2000. These expenses are generally being amortized over the respective four-year vesting periods. Amortization of unearned compensation related to employees totaled $1,436,000, $1,803,000 and $1,831,000 for the years ended December 31, 2001, 2000 and 1999, respectively, and has been allocated to operating costs and expenses based upon the primary activity of the applicable employees or services performed.

The weighted average estimated grant date fair value, as defined by SFAS 123, for options granted during 2001, 2000 and 1999 was $3.86, $24.98 and $8.12 per option, respectively. Under SFAS No. 123, the fair value

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of each option grant is estimated on the grant date using the Black-Scholes option pricing model. This model requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value. The following weighted average assumptions are included in the estimated grant date fair value calculations for the Company’s stock option awards:

	Year Ended December 31,
	2001	2000	1999
Expected lives, in years	5	5	5
Risk free interest rates	4.56%	6.16%	5.40%
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	135%	127%	14%

The following table summarizes information about stock option transactions under the Plans:

	Year Ended December 31,
	2001		2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(In thousands, except per share amounts)
Outstanding at beginning of period	5,872	$19.12	4,077	$7.74	2,813	$2.90
Granted	2,254	4.37	3,527	27.94	2,264	11.87
Exercised	(86)	1.07	(1,047)	2.66	(461)	1.23
Canceled	(2,266)	23.82	(685)	21.45	(539)	5.72

Outstanding at end of period	5,774	11.78	5,872	19.12	4,077	7.74

Options vested at end of period	2,436		1,360		1,211

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding			Options Vested
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Vested	Weighted Average Exercise Price
	(In thousands, except years and per share amounts)
$ 0.40–$ 1.61	699	9.40	$1.44	187	$1.45
1.76– 4.20	685	7.51	3.44	383	3.69
4.53– 6.00	606	8.38	5.61	215	5.92
6.06– 7.93	854	9.02	6.83	88	7.93
8.00	1,302	7.26	8.00	870	8.00
8.94– 12.00	601	8.43	10.59	228	11.13
16.62– 52.75	943	8.22	35.60	429	36.72
58.00– 58.25	39	8.09	58.22	24	58.23
59.50	5	8.00	59.50	2	59.50
63.13	40	8.07	63.13	10	63.13

	5,774	8.22	11.78	2,436	12.77

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Cancellation and Regrant Programs

In February 2001, the Company offered the Stock Option Cancellation and Regrant Program (the “Program”). The Program offered current Company employees with stock options granted under the 1999 Plan the opportunity to tender certain unexercised options, with an exercise price greater than or equal to $24.50 per share, in exchange for the Company’s promise to grant replacement options at an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on August 17, 2001 with a share exchange ratio ranging from one (1) to one point five (1.5) cancelled option for each replacement option. The new options will have terms and conditions that are substantially the same as those of the cancelled options. The program, which expired on February 15, 2001, resulted in the cancellation of 589,000 options at a weighted average exercise price of $37.02 per share and the grant of 425,000 options at $1.61 per share.

In December 2001, the Company offered the Offer to Exchange Certain Outstanding Options for New Options (the “New Offer Program”). The New Offer Program offered current Company employees with stock options granted under either the 1994 or 1999 Plan the opportunity to tender certain granted options, with an exercise price of at least $4.25 per share, in exchange for the Company’s promise to grant replacement options at a exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on or about July 31, 2002. Generally, for every three options that an employee tendered to the Company, he or she received a promise from the Company to grant two options on or about July 31, 2002; the share ratio could vary depending on the grant date of the tendered option. The New Offer Program, which expired on January 28, 2002, resulted in the cancellation of 3,092,000 options at a weighted average exercise price of $11.50 per share and the promise to grant 2,085,000 options. The new options will have terms and conditions that are substantially the same as those of the cancelled options. The New Offer Program is not expected to result in any additional compensation charges or variable plan accounting.

1999 Employee Stock Purchase Plan

In June 1999, the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors. The Purchase Plan became effective on the date of the initial public offering. The Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant’s compensation, up to a maximum aggregate deduction of $21,250 for all offering periods ending in any calendar year. Each purchase period is six months in duration and begins on February 1 and August 1. The price at which the Common Stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company’s Common Stock on the first day of the applicable offering period or on the last day of that purchase period. A total of 400,000 shares of Common Stock have been reserved for issuance pursuant to the Purchase Plan. The amount reserved under the Plan will automatically increase at the end of each year by the lesser of (1) 75,000 shares, (2) 0.3% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors. The Purchase Plan will terminate after a period of ten years unless terminated earlier as permitted by the Purchase Plan. During the years ended December 31, 2001 and 2000, a total of 98,000 and 39,000 shares have been issued under the Purchase Plan, for an aggregate price of $454,000 and $645,000, respectively. No shares were issued in 1999.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Compensation cost (included in pro forma net loss and net loss per share amounts) for the grant date fair value of the purchase rights granted under the Purchase Plan was calculated using the Black-Scholes model. No shares were granted in 1999. The following weighted average assumptions for 2001 and 2000 are included in the estimated grant date fair value calculations for rights to purchase stock under the Company’s Purchase Plan:

Expected lives, in years	0.5
Risk free interest rates	6.04%
Dividend yield	0.00%
Expected volatility	121%

The weighted average estimated grant date fair value, as defined by SFAS No. 123, of rights to purchase stock under the Purchase Plan granted in 2001 and 2000 was $5.14 and $12.16 per share, respectively.

Prior to the Company’s initial public offering, the fair value of each option grant was determined using the minimum value method prescribed by SFAS No. 123. Subsequent to the offering, the fair value was determined using the Black-Scholes model stipulated by SFAS No. 123. The effect of compensation cost on net loss and net loss per share for the years ended December 31, 2001, 2000 and 1999 for the Option and Purchase Plans is as follows, (in thousands, except per share amounts):

	Year Ended December 31,
	2001	2000	1999
Net loss:
As reported	$(114,539)	$(33,305)	$(18,224)
Pro forma	$(130,726)	$(52,630)	$(18,772)
Basic and diluted net loss per share:
As reported	$(3.68)	$(1.09)	$(1.06)
Pro forma	$(4.20)	$(1.73)	$(1.09)

401(k) Plan

Effective July 1996, the Company adopted the Wink Communications, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), which qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Service Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company made no contributions through December 31, 2001.

Note 11—Subsequent Events

In February and March 2002, the Company amended agreements with three related party distribution partners (see Note 4—Related Party Transactions). Based on the terms of the amendments, the Company has decreased its obligation related to revenue guarantees and system and launch fees. One distribution partner will pay a net of $1,800,000 for certain software licenses and the Company has committed to purchase $1,250,000 of advertising from the same distribution partner in each of the years ending December 31, 2002 and 2003 (see Note 4—Related Party Transactions). In connection with the amendments with two of the distribution partners, the Company issued an aggregate of 2,000,000 shares of the Company’s Common Stock. The fair value of the Common Stock, which is $2,280,000, will be amortized to revenue sharing and launch fees ratably over the remaining term of the respective agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12—Events (Unaudited) Subsequent to the date of the Auditor’s Report

In August 2002, the Company and Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly owned subsidiary of Liberty Media Corporation, entered into a merger agreement whereby LBIT acquired all the outstanding common stock of the Company for approximately $101 million in cash. Under the terms of the merger agreement the Company’s stockholders received $3.00 in cash for each share of the Company’s common stock. Outstanding options and warrants to purchase the Company’s common stock were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options and warrants.

Subsequently, in October 2002, LBIT sold its interest in the Company to OpenTV Corp., a majority controlled subsidiary of Liberty Media Corporation, for $101 million in cash.